                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                          OMNI ENERGY SERVICES CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                      LOGO

                           OMNI ENERGY SERVICES CORP.
                           4500 NE EVANGELINE THRUWAY
                           CARENCRO, LOUISIANA 70520

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of OMNI Energy Services Corp.:

     The annual meeting of shareholders of OMNI Energy Services Corp. (the "Company") will be held at the Company's principal executive offices at 4500 NE Evangeline Thruway, Carencro, Louisiana 70502 on May 28, 1998, at 9:00 a.m., local time, to consider and vote on:

          1. The election of directors.

          2. Such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on April 13, 1998, are entitled to notice of and to vote at the annual meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                            By Order of the Board of Directors

                                                    /s/ ALLEN R. WOODARD
                                                        ----------------------
                                                        Allen R. Woodard
                                                        Secretary
Carencro, Louisiana
April 24, 1998

                           OMNI ENERGY SERVICES CORP.
                           4500 NE EVANGELINE THRUWAY
                           CARENCRO, LOUISIANA 70520

                                 APRIL 24, 1998

                                PROXY STATEMENT

     This Proxy Statement is furnished to shareholders of OMNI Energy Services Corp. (the "Company") in connection with the solicitation on behalf of its Board of Directors (the "Board") of proxies for use at the annual meeting of shareholders of the Company to be held on May 28, 1998, at the time and place set forth in the accompanying notice and at any adjournments thereof (the "Meeting").

     Only shareholders of record of the Company's common stock, $0.01 par value per share ("Common Stock"), at the close of business on April 13, 1998, are entitled to notice of and to vote at the Meeting. On that date, the Company had 15,726,282 shares of Common Stock outstanding, each of which is entitled to one vote.

     The enclosed proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which the shareholder votes in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted for the election of the nominees to the Board listed below.

     This Proxy Statement is first being mailed to shareholders on or about April 24, 1998. The cost of soliciting proxies hereunder will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone and telegraph. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse them for their expenses in so acting.

                             ELECTION OF DIRECTORS

GENERAL

     The Company's By-laws provide for a Board of Directors to be made up of seven members, and proxies cannot be voted for more than seven nominees. Each director elected at the Meeting will serve a one-year term expiring at the 1999 annual meeting of shareholders. The terms of each of the Company's current directors will expire at the Meeting, and each of the Company's seven current directors has been nominated for reelection to the Board.

     Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of each individual named below. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Under the Company's By-Laws, directors are elected by a plurality vote.

     The Board has nominated and urges you to vote FOR the reelection of the individuals listed below.

INFORMATION ABOUT THE COMPANY'S DIRECTORS

     The following table sets forth, as of April 1, 1998, certain information about the Company's directors, all of which have been nominated for re-election to the Board:

                         DIRECTORS                            AGE
                         ---------                            ---
David A. Jeansonne..........................................  37
Roger E. Thomas.............................................  55
Allen R. Woodard............................................  36
David E. Crays..............................................  37
Steven T. Stull.............................................  38
Crichton W. Brown...........................................  40
William W. Rucks, IV........................................  40

     David A. Jeansonne founded the Company's operations in 1987 and has been Chairman of the Board and Chief Executive Officer of the Company and each of its predecessors since their respective inceptions. Mr. Jeansonne has also been Chairman of the Board, President and Chief Executive Officer of American Aviation Incorporated ("American Aviation") which he co-founded, since its inception in 1995. Mr. Jeansonne has been a director of the Company since September 1997.

     Roger E. Thomas is President of the Company, a position he has held since July 1996. Mr. Thomas was Chief Financial Officer of Gulf Coast Marine Divers, Inc., a provider of offshore diving services, from 1995 to 1996. He was President of Toth Aluminum Corp., an aluminum processor, from 1994 to 1995. Mr. Thomas was President of Melamine Technologies, Inc., a marketer and developer of technology, from 1992 to 1994. He was President of Melamine Chemicals, Inc., a publicly-traded producer and seller of melamine crystal, from 1987 to 1992. Mr. Thomas graduated from the University of Florida in 1965 with a B.S. degree in chemical engineering. Mr. Thomas has been a director of the Company since September 1997.

     Allen R. Woodard is Vice President -- Marketing & Business Development of the Company, a position he has held since July 1996. He was an exploration field inspector with The Louisiana Land & Exploration Company, a natural resources company, from 1988 to 1996. Mr. Woodard is a professional land surveyor and graduated from Nicholls State University in 1987 with a degree in engineering technology. Mr. Woodard has been a director of the Company since September 1997.

     David E. Crays is Vice President -- Finance and Chief Financial Officer of the Company, a position he has held since April 1997. He was Controller of Iteq, Inc., a publicly-traded equipment manufacturer, from 1996 to 1997, and Manager of Financial Accounting and External Reporting at Petroleum Helicopters, Inc., a provider of aviation transportation services, from 1993 to 1996. He was Assistant Treasurer of XCL, Ltd., an independent oil and gas exploration company, from 1990 to 1993. Mr. Crays is a certified public accountant and graduated from the University of Texas in 1983 with a B.B.A. degree in honors business. Mr. Crays has been a director of the Company since September 1997.

     Steven T. Stull is the President and Managing Director of Advantage Capital Partners, a series of institutional venture capital funds under common ownership and control founded in 1992 (collectively, "Advantage Capital"), and is an executive officer and a director of each of the Advantage Capital companies. From 1985 through 1993, Mr. Stull was employed by General American Life Insurance Company in various positions, including Vice President of the Securities Division. He is a chartered financial analyst and a securities registered representative. Mr. Stull graduated from Washington University in 1981 with a B.S. in Business Administration and in 1985 with an M.B.A. Mr. Stull has been a director of the Company since September 1997.

     Crichton W. Brown is an executive officer and a director of each of the Advantage Capital companies. From 1988 to 1994, Mr. Brown was Senior Vice President and Director -- Corporate Development of The Reily Companies, Inc., a private holding company with interests in consumer goods manufacturing and corporate venture capital investing. From 1984 to 1988, Mr. Brown served as principal of Criterion Venture Partners, an institutional venture capital firm. Mr. Brown graduated from Stanford University in 1980 with a

B.A. in Business Administration and a B.S. in Engineering Management. He subsequently graduated from the University of Pennsylvania Wharton School of Finance in 1984 with an M.B.A. Mr. Brown has been a director of the Company since September 1997.

     William W. Rucks, IV has been a private venture capitalist-investor since September 1996. He served as President and Vice Chairman of Ocean Energy, Inc. (formerly Flores & Rucks, Inc.) from July 1995 until September 1996 and as President and Chief Executive Officer from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Prior thereto, Mr. Rucks worked as a petroleum landman with Union Oil Company of California in its Southwest Louisiana District, serving as Area Land Manager from 1981 to 1984. Mr. Rucks has been a director of the Company since September 1997 and is also a director of Ocean Energy, Inc. and First Commerce Corporation.

     Due to the short interval between the Company's inception in September of 1997 and the end of the year, the Board did not hold any formal meetings during 1997. In lieu thereof, following informal conferences among certain directors, the Board took action by unanimous consent.

BOARD COMMITTEES

     The Board has established an Audit Committee, a Compensation Committee and an Executive Committee. The Company does not have a nominating committee. The Audit Committee reviews the Company's financial statements and annual audit and meets with the Company's independent public accountants to review the Company's internal controls and financial management practices. The current members of the Audit committee are Messrs. Brown and Stull. The Audit Committee did not meet during 1997.

     The Compensation Committee recommends to the Board compensation for the Company's executive officers and other key employees, administers the Company's stock incentive plan (the "Plan") and performs such other functions as may be prescribed by the Board. The current members of the Compensation Committee are Messrs. Brown, Stull and Rucks. The Compensation Committee did not meet during 1997.

     The Executive Committee performs certain duties delegated to it by the Board when it is not possible or practical to convene the full Board. The current members of the Executive Committee are Messrs. Jeansonne, Stull and Thomas.

COMPENSATION OF DIRECTORS

     Each non-employee director is paid an attendance fee of $2,000 for each Board meeting attended and $500 for each committee meeting attended. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

     Upon completion of the initial public offering of the Company's Common Stock (the "Offering"), each non-employee director was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $11 per share. Each person who becomes a non-employee director in the future will also be granted an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date such person becomes a director.

     Additionally, in each year during which the Plan is in effect and a sufficient number of shares of Common Stock are available thereunder, including 1998, each person who is a non-employee director on the day following the annual meeting of the Company's shareholders will be granted an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on such date. All such options shall become fully exercisable on the first anniversary of their date of grant and shall expire on the tenth anniversary thereof, unless the nonemployee director ceases to be a director of the Company, in which case the exercise periods will be shortened.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of April 1, 1998, certain information regarding beneficial ownership of Common Stock by (i) each of the Named Executive Officers, (ii) each director of the Company, (iii) all of the Company's directors and executive officers as a group and (iv) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

                                                                              PERCENTAGE OF
                                                         NUMBER OF SHARES      OUTSTANDING
               NAME OF BENEFICIAL OWNER                 BENEFICIALLY OWNED    COMMON STOCK
               ------------------------                 ------------------    -------------
Advantage Capital.....................................       7,787,162(1)         49.5%
Steven T. Stull.......................................       7,787,162(2)         49.5%
David A. Jeansonne(3).................................       1,379,922(4)          8.8%
Roger E. Thomas(3)....................................       1,286,333(5)          8.2%
Allen R. Woodard(3)...................................       1,392,083(6)          8.8%
David E. Crays........................................          18,189(7)        *
Crichton W. Brown.....................................              --           --
William W. Rucks, IV..................................           8,000           *
Robert H. Chaney(8)...................................         779,500             5.0%
All directors and executive officers as a group (8
  persons)............................................      11,871,689(9)         75.4%

---------------
 *   Less than one percent.

(1) The address of Advantage Capital is 909 Poydras Street, Suite 2230, New Orleans, Louisiana 70112. Of the shares reported above, 293,983 are held by Advantage Capital Partners Limited Partnership, of which Advantage Capital Corporation is the general partner; 993,831 are held by Advantage Capital Partners II Limited Partnership, of which Advantage Capital Corporation is the general partner; 1,616,060 are held by Advantage Capital Partners III Limited Partnership, of which Advantage Capital Management Corporation is the general partner; 3,025,697 are held by Advantage Capital Partners IV Limited Partnership, of which Advantage Capital Financial Company, L.L.C. is the general partner; and 1,857,591 are held by Advantage Capital Partners V Limited Partnership, of which Advantage Capital Advisors, L.L.C. is the general partner.

(2) The address of Mr. Stull is c/o Advantage Capital, 909 Poydras Street, Suite 2230, New Orleans, Louisiana 70112. All shares are held by the Advantage Capital companies referred to in note (1). Mr. Stull is the majority shareholder of each of the general partners referred to in note
     (1).

(3) The address of Messrs. Jeansonne, Thomas and Woodard is c/o OMNI Energy Services Corp., 4500 NE Evangeline Thruway, Carencro, Louisiana 70520.

(4) Of such shares, 1,080,017 are held by American Aviation of which Mr. Jeansonne owns 90% of the common stock.

(5) Includes a total of 158,625 shares of Common Stock held by Mr. Thomas's children. Mr. Thomas disclaims beneficial ownership of such shares.

(6) Includes a total of 105,750 shares of Common Stock held by Mr. Woodard's children.

(7) Consists of shares subject to options that will be exercisable within 60 days.

(8) Mr. Chaney reported on a Schedule 13G filed with the Securities and Exchange Commission on March 17, 1998, sole voting and dispositive power with respect to 779,500 shares of Common Stock. In the filing, Mr. Chaney reported that of the 779,500 shares reported, 157,500 were owned by R. Chaney & Partners IV L.P. and 622,000 were owned by R. Chaney & Partners III L.P. Mr. Chaney is the sole stockholder of R. Chaney Investments, Inc. and R. Chaney & Partners, Inc., the general partners of R. Chaney & Partners IV L.P. and R. Chaney & Partners III L.P., respectively. The address for Mr. Chaney and each of the entities listed in his filing is 909 Fannin, Suite 1275, Two Houston Center, Houston, Texas 77010-1006.

(9)  See Notes (2), (4), (5), (6) and (7) above.

                             EXECUTIVE COMPENSATION

ANNUAL COMPENSATION

     The following table sets forth all cash compensation and options granted for the three years ended December 31, 1997, to the Company's Chief Executive Officer and each of its two most highly compensated executive officers (collectively, the "Named Executive Officers"). No other employee of the Company was paid over $100,000 by the Company during 1997.

                                                                            LONG-TERM
                                                                          COMPENSATION
                                         ANNUAL COMPENSATION                 AWARDS
                               ----------------------------------------   -------------
                                                                OTHER     NO. OF SHARES
                                                               ANNUAL      UNDERLYING
                                                               COMPEN-       OPTIONS       ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR    SALARY      BONUS      SATION(1)      GRANTED      COMPENSATION
 ---------------------------   ----   --------   ----------   ---------   -------------   ------------
David A. Jeansonne,            1997   $130,208   $   50,000      $--              --          $--
  Chief Executive Officer      1996   $111,764   $1,163,478      $--              --          $--
                               1995   $ 72,000   $  902,807      $--              --          $--
Roger E. Thomas,               1997   $143,750   $       --      $--         300,000          $--
  President(2)                 1996   $ 78,125   $       --      $--              --          $--
Allen R. Woodward,             1997   $104,167   $       --      $--         300,000          $--
  Vice President -- Marketing  1996   $ 38,042   $       --      $--              --          $--
  and Business Development(2)

---------------

(1) Prerequisites and other personal benefits paid to each Named Executive Officer in any of the years presented did not exceed the lesser of $50,000 or 10% of such Named Executive Officer's salary and bonus for that year.
(2) Mr. Thomas joined the Company in May 1996, and Mr. Woodard joined the Company effective in July 1996.

1997 STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options to the Named Executive Officers during 1997.

                            1997 STOCK OPTION GRANTS

                                                                                    POTENTIAL REALIZABLE VALUE
                                              % OF TOTAL                            AT ASSUMED ANNUAL RATES OF
                             NO. OF SHARES     OPTIONS                             STOCK PRICE APPRECIATION FOR
                              UNDERLYING      GRANTED TO                                  OPTION TERM(1)
                                OPTIONS       EMPLOYEES    EXERCISE   EXPIRATION   -----------------------------
           NAME                 GRANTED        IN 1997      PRICE        DATE           5%              10%
           ----              -------------    ----------   --------   ----------   -------------   -------------
David A. Jeansonne.........          --            --           --          --              --              --
Roger E. Thomas............     300,000(2)       28.3%      $11.00     4/30/07      $2,075,352      $5,259,350
Allen R. Woodward..........     300,000(2)       28.3%      $11.00     4/30/07      $2,075,352      $5,259,350

---------------

(1) Amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall market conditions. The fair market value of the Common Stock on the date of grant was $11.00 per share. At an annual rate of appreciation of 5% per year for the option term, the stock price would be $17.92 per share. At an annual rate of appreciation of 10% per year for the option term, the stock price would be $28.53.

(2) These options will become exercisable in equal installments on each of July 18, 1998 and 1999.

                     AGGREGATE OPTION EXERCISES DURING 1997
                         AND OPTION VALUES AT YEAR END

                                                                                NUMBER OF       VALUE OF
                                                                               SECURITIES      UNEXERCISED
                                                                               UNDERLYING     IN-THE-MONEY
                                                                               UNEXERCISED     OPTIONS AT
                                                                               OPTIONS AT         YEAR
                                                                               YEAR END(#)      END($)(1)
                                                                              -------------   -------------
                                                 SHARES ACQUIRED    VALUE     EXERCISABLE/    EXERCISABLE/
                                                 ON EXERCISE(#)    REALIZED   UNEXERCISABLE   UNEXERCISABLE
                                                 ---------------   --------   -------------   -------------
David A. Jeansonne.............................        --             $--              --              --
Roger E. Thomas................................        --             $--       0/300,000       0/225,000
Allen R. Woodard...............................        --             $--       0/300,000       0/225,000

---------------

(1) Based on the difference between the closing sale price of Common Stock of $11.75 on December 31, 1997, as reported by the Nasdaq National Market and the exercise price of such options.

EXECUTIVE EMPLOYMENT AGREEMENTS

     All of the Company's Named Executive Officers have entered into employment agreements with the Company. All such contracts contain agreements of each of the Named Executive Officers to refrain from using or disclosing proprietary information of the Company, as defined therein, and to refrain from competing with the Company in specified geographic areas during such officer's employment and for two years thereafter with respect to Mr. Jeansonne and for five years thereafter with respect to Messrs. Thomas and Woodard.

     The term of Mr. Jeansonne's employment agreement is from July 1, 1997 to June 30, 2003. The agreement provides that Mr. Jeansonne will serve as Chairman of the Board and Chief Executive Officer of the Company during such term at a base salary of $150,000 per year, and that Mr. Jeansonne's employment may be terminated at any time by the Company for cause or for breach of the agreement by Mr. Jeansonne.

     The term of Mr. Thomas' employment agreement is from July 19, 1996 to July 19, 1999. The agreement provides that he will serve as President and a director of the Company and perform such other duties as may be assigned to him by the Board of Directors at a base salary of $150,000 per year throughout the term of the agreement. Mr. Thomas' employment agreement may be terminated at any time by the Company for cause or for breach of the agreement by Mr. Thomas. Depending upon the circumstances of termination, Mr. Thomas may be entitled to additional payments related to certain exercises of stock options by Mr. Thomas following termination.

     The term of Mr. Woodard's employment agreement is from July 19, 1996 to July 19, 1999. The agreement provides that he will serve as Vice
President -- Marketing & Business Development, Secretary and a director of the Company and will perform such other duties as may be assigned to him by the Board of Directors at a base salary of $100,000 per year throughout the term of the agreement. Mr. Woodard's employment agreement may be terminated at any time by the Company for cause or for breach of the agreement by Mr. Woodard. Depending upon the circumstances of termination, Mr. Woodard may be entitled to additional payments related to certain exercises of stock options by Mr. Woodard following termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to September 1997, the Board had no Compensation Committee or other committee performing similar functions. Messrs. Thomas and Jeansonne participated in deliberations of the Board during 1997 concerning executive compensation. No executive officer of the Company served in 1997 as a director, or member of the compensation committee, of another entity one of whose executive officers served as a director, or member of the Compensation Committee, of the Company.

     The Company was paid $3.4 million during 1997 by OceanEnergy, Inc. (formerly Flores & Rucks, Inc.), a corporation of which Mr. Rucks, a member of the Compensation Committee, serves as a director.

     On March 31, 1998, the Company sold its remaining fixed-wing aircraft and related equipment to American Aviation Charters, L.L.C., a limited liability company controlled by Advantage Capital and Mr. Jeansonne ("AAC"), for $2,617,000. The Company also agreed to provide consulting services to AAC related to its application for a Federal Aviation Administration operating certificate and limited operational support until June 28, 1998 for an additional $300,000. Management believes that these transactions were completed at prices that approximate those the Company would have been paid by unaffiliated third parties for similar assets and services.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee was established in connection with the Company's initial public offering in December 1997. The Committee is authorized to review and analyze the compensation of the Company's executive officers, review and provide general guidance as to compensation of the Company's other managers, evaluate the performance of the Company's executive officers and administer the Plan. The current members of the Committee are Messrs. Stull, Brown and Rucks. None of the members of the Committee is an officer or employee of the Company.

     The Company's executive compensation is comprised primarily of (i) salaries and (ii) long-term incentive compensation in the form of stock options granted under the Plan.

     The Company entered into employment agreements with each of its executive officers and certain other officers and key employees prior to the Offering and formation of the Compensation Committee. The terms of such agreements were the results of arms-length negotiations between each such person and Advantage Capital, as the principal investor in the Company, and in general, establish the base salary for each such person during the term of the agreement. Further information regarding the employment agreements of the Named Executive Officers is set forth under "Executive Employment Agreements," above. Salaries of such persons were determined based in part on compensation levels necessary to obtain officers of the Company and over-all competitive and market conditions.

     The Company also provides long-term incentives to executive officers in the form of stock options granted under the Plan. The stock option awards are intended to reinforce the relationship between compensation and increases in the market price of the Common Stock and to align the executive officers' financial interests with that of the Company's shareholders. The size of awards is based upon the position of each participating officer and a subjective assessment of each participant's individual performance.

     The table entitled "1997 Stock Option Grants" under the heading "Executive Compensation" contains information regarding options granted in 1997 to Messrs. Thomas and Woodard. These options were granted as part of an arms-length transaction between the principal investors in the Company, which resulted, in part, in a realignment of the ownership of OMNI Geophysical (as defined herein) prior to the Offering. The grant of these options in 1997 was not related to the compensation of Messrs. Thomas and Woodard in their respective capacities as executive officers of the Company.

     Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Generally, compensation granted by privately-held companies and qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. No executive officer of the Company reached the deductibility limitation for 1997. The Compensation Committee believes that the stock options granted to executive officers, as discussed above, qualify for the exclusions from the deduction limitation under Section 162(m). The Compensation Committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from
Section 162(m) should not exceed $1 million in any year and therefore will continue to qualify for deductibility.

THE COMPENSATION COMMITTEE

 Steven T. Stull               Crichton W. Brown               William W. Rucks
                                       IV

PERFORMANCE GRAPH

     The graph below compares the total stockholder return on the Common Stock since the Offering on December 5, 1997 until December 31, 1997 with the total return on the S&P 500 Index and the Company's Peer Group Index for the same period, in each case assuming the investment of $100 on December 5, 1997 at the initial public offering price ($11.00 per share). The Company's Peer Group Index consists of Petroleum Geo-Services ASA (NYSE:PGO), Dawson Geophysical Co. (NASDAQ:DWSN), SEITEL, Inc. (NYSE:SEI), 3D Geophysical, Inc. (NASDAQ: TDGO), Veritas DGC, Inc. (NYSE:VTS) and Western Atlas, Inc. (NYSE:WAI).

                COMPARISON OF ONE MONTH CUMULATIVE TOTAL RETURN*

               MEASUREMENT PERIOD                                                        PEER GROUP
             (FISCAL YEAR COVERED)                      OMNI            S&P 500            INDEX
DECEMBER 5, 1997                                               100               100               100
DECEMBER 31, 1997                                              107               101                99

---------------

* $100 invested on December 5, 1997 in stock or index, including reinvestment of dividends.

                              CERTAIN TRANSACTIONS

     The Company was formed on September 11, 1997 to serve as a successor to OMNI Geophysical, L.L.C. ("OMNI Geophysical") and to facilitate the Offering. Immediately prior to the completion of the Offering, the holders of common units in OMNI Geophysical exchanged all of such units for 12,000,000 shares of Common Stock (the "Share Exchange"), and the holders of outstanding options to acquire common units of OMNI Geophysical received options to acquire a corresponding number of shares of Common Stock.

     On July 19, 1996, OMNI Geophysical acquired substantially all of the assets (the "OGC Acquisition") of OMNI Geophysical Corporation ("OGC"), of which Mr. Jeansonne is a director, executive officer and principal shareholder, for approximately $13.3 million, of which $11.0 million was paid in cash and $2.3 million was paid by the delivery of a subordinated note (the "OGC Note"). During 1997, OMNI Geophysical made regular quarterly payments of $75,000 on the OGC Note, and the Company repaid the OGC Note in full from the proceeds of the Offering.

     Effective July 1, 1997, OMNI Geophysical purchased substantially all of the assets of American Aviation, a corporation of which Mr. Jeansonne is the president and chief executive officer and holder of 90% of the outstanding shares and of which R. Patrick Morris (an executive officer of the Company) is a vice president and holder of 10% of the outstanding shares (the "AA Acquisition"), for 10,213 common units of OMNI Geophysical (which were exchanged for 1,080,017 shares of Common Stock pursuant to the Share Exchange), $0.5 million in cash and a $1.0 million subordinated note. This note was repaid from the proceeds of the Offering. OMNI Geophysical also assumed approximately $6.7 million of indebtedness of American Aviation, including $3.4 million owed to Mr. Jeansonne for working capital advances. All of this assumed indebtedness was repaid at the time of the acquisition with borrowings from Hibernia National Bank, which in turn was repaid from the proceeds of the Offering. Prior to the AA Acquisition, OMNI Geophysical purchased a Bell 206B-III helicopter from American Aviation for $526,000. Management believes that both the AA Acquisition and the helicopter purchase were completed at prices that approximate those that the Company would have paid to unaffiliated third parties for similar assets.

     Since the OGC Acquisition, OMNI Geophysical, and now the Company, has leased the land and building in which the Company's facilities are located under an agreement with OGC that also contains an option to buy such property. OMNI Geophysical and the Company, collectively, paid $60,000 under this lease in 1997.

     The Company was paid $3.4 million during 1997 by Ocean Energy, Inc. (formerly Flores & Rucks, Inc.), a corporation of which Mr. Rucks serves as a director.

     On September 30, 1997, OMNI Geophysical entered into a $10.0 million term loan (the "Distribution Loan") with Hibernia National Bank, the proceeds of which were used to fund the repurchase of the preferred units of OMNI Geophysical (all of which were owned by Advantage Capital) for $5 million and a $5 million distribution of undistributed earnings to its members (the "LLC Distribution"). In December 1997, the Company borrowed an additional $1.0 million under the Distribution Loan and distributed that amount to the members of OMNI Geophysical as payment of the final portion of the LLC Distribution.

     On March 31, 1998, the Company sold its remaining fixed-wing aircraft and related equipment to AAC, a limited liability company controlled by Advantage Capital and Mr. Jeansonne, for $2,617,000. The Company also agreed to provide consulting services to AAC related to its application for a Federal Aviation Administration operating certificate and limited operational support until June 28, 1998 for an additional $300,000. Management believes that these transactions were completed at prices that approximate those the Company would have been paid by unaffiliated third parties for similar assets and services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. During 1997, all such reports were timely filed.

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     The Company's consolidated financial statements for the year ended December 31, 1997, were audited by the firm of Arthur Andersen LLP. Under the resolution appointing Arthur Andersen LLP to audit the Company's financial statements, such firm will remain as the Company's auditors until replaced by the Board. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by plurality vote. The affirmative vote of a majority of the votes cast at the Meeting is generally required to approve other proposals that may properly be brought before the Meeting. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote") on a proposal, then shares not voted on such proposal as a result will be counted as not present and not cast with respect to such proposal.

     All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein. The Company does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     For any person other than a person nominated by the Board to be eligible for nomination for election as a director, advance notice must be provided to the Company's principal executive offices not more than 90 days and not less than 45 days in advance of the annual meeting of shareholders; provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, such notice will be deemed timely if received at the Company's principal executive offices no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. This notice shall state (a) the name and business and residential addresses of the nominating stockholder, (b) the number of shares of Common Stock beneficially owned by the nominating stockholder, (c) whether the nominating shareholder is the sole beneficial owner of such Common Stock and, if not, the name and address of any other beneficial owner of such Common Stock, and (d) for each proposed nominee, the proposed nominee's name, age and business and residential addresses, the proposed nominee's principal occupation or employment and the number of shares of Common Stock beneficially owned by the proposed nominee, the proposed nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, along with such other information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been proposed by the Board.

     Eligible shareholders who desire to present a proposal for inclusion in the proxy materials relating to the Company's 1999 annual meeting pursuant to regulations of the Securities and Exchange Commission must forward such proposals to the Secretary of the Company at the address listed on the first page of this Proxy Statement in time to arrive at the Company prior to December 28, 1998.

                                            By Order of the Board of Directors

                                                    /s/ ALLEN R. WOODARD
                                                        ----------------------
                                                        Allen R. Woodard
                                                        Secretary

Carencro, Louisiana
April 24, 1998

                           OMNI ENERGY SERVICES CORP.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 28, 1998

      The undersigned hereby appoints David A. Jeansonne and David E. Crays, or either of them, as proxy for the undersigned, each with full power of substitution, and hereby authorizes each of them to represent and to vote all shares of common stock of OMNI Energy Services Corp. (the "Company") that the undersigned is entitled to vote at the annual meeting of shareholders to be held May 28, 1998, and any adjournments thereof, with respect to the following matter:

      1. Election of Directors:

         Crichton W. Brown         David E. Crays        David A. Jeansonne
         William W. Rucks,IV       Steven T. Stull       Roger E. Thomas
         Allen R. Woodard

      PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS PROXY.
                                                                --------------
                                                                 SEE REVERSE
                                                                    SIDE
                                                                --------------

                           OMNI ENERGY SERVICES CORP.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]



 The Board of Directors recommends a vote for Proposal 1.

1. Election of Directors
   NOMINEES: CRICHTON W. BROWN, DAVID E. CRAYS, DAVID A. JEANSONNE, WILLIAM W. RUCKS, IV, STEVEN T. STULL, ROGER E. THOMAS, ALLEN R. WOODARD


     FOR all                    WITHHOLD                FOR all nominees, except
     nominees                   AUTHORITY               vote withheld for those
                               to vote for              named below:
                              all nominees

      [  ]                       [  ]                       [  ]

                                              ----------------------------
                                                   Nominee Exceptions

2. In his discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.


       FOR                       AGAINST                        ABSTAIN

       [  ]                        [  ]                           [  ]


     Check this box
     to note change of        [   ]
     address


The signer hereby revokes all authorizations heretofore given by the signer to vote at the meeting or any adjournments thereof.


--------------------------------------------------------------------------------
      Signature                                            Date


--------------------------------------------------------------------------------
      Signature                                            Date

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.